EXHIBIT 99.2

Investor Contact:
Robert G. Burrows
Vice President, Investor Relations
240-631-3280
BurrowsR@ebsi.com

Media Contact:
Lynn Kieffer
Vice President, Corporate Communications
240-631-3391
KiefferL@ebsi.com

EMERGENT BIOSOLUTIONS ANNOUNCES APPOINTMENT OF SEAMUS MULLIGAN TO ITS BOARD OF DIRECTORS

GAITHERSBURG, Md.—February 12, 2019—Emergent BioSolutions Inc. (NYSE:EBS) today announced the appointment of Seamus Mulligan to the company’s Board of Directors effective March 19, 2019. Mr. Mulligan was a co-founder and principal investor of Adapt Pharma Ltd. and served as its chairman and CEO from 2014 until 2018, when Adapt was acquired by Emergent.

“The appointment of Seamus to Emergent’s Board comes at a pivotal time in the company’s history, when successive acquisitions have resulted in rapid growth and expansion,” said Fuad El-Hibri, executive chairman of the board of Emergent BioSolutions. “As Emergent continues to focus on its mission – to protect and enhance life – by providing preparedness solutions to a wide range of public health threats, we welcome Seamus’ broad executive management experience and his entrepreneurial spirit that we believe will benefit the company for the long-term.”

“It is an honor to be appointed to serve on the board of Emergent BioSolutions, whose growth in the last twenty years has been steady and impressive – addressing a niche market while honing its skills and evolving its core competencies to better serve and grow with its customers,” said Mr. Mulligan. “I look forward to contributing to Emergent's continued success and leveraging my business experience to assist the management team and the company in achieving their goals.”

Mr. Mulligan is also the founder of Azur Pharma, where he served as chairman and CEO and as a member of its board of directors from 2005 until Azur merged with Jazz Pharmaceuticals in 2012. He served as chief business officer, international business development for Jazz until 2013. Prior to his tenure at Azur, Mr. Mulligan spent 20 years of his professional career with Elan Corporation, where he was responsible for a broad range of R&D and commercial operations and was closely involved in Elan’s growth and evolution from a drug delivery company into a research-focused pharmaceutical organization. At Elan, he served in progressive executive positions, including EVP of business and corporate development, EVP, corporate development, and president, Elan Pharmaceutical Technologies, a subsidiary of Elan. Mr. Mulligan’s senior operational positions include VP for product development, VP U.S. operations, and EVP pharmaceutical operations. Mr. Mulligan currently serves as a director of Jazz Pharmaceuticals Public Limited Company. Previous board memberships include serving as executive chairman of Circ Pharma Limited, chairman of the board and director of Azur Pharma Limited, and director of the U.S. National Pharmaceutical Council. He has a B.Sc (Pharm) and M.Sc from Trinity College, Dublin, Ireland.

About Emergent BioSolutions
Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, deliberate, and naturally occurring public health threats. We aspire to be a Fortune 500 company recognized for protecting and enhancing life, driving innovation, and living our values. Additional information about the company may be found at www.emergentbiosolutions.com. Find us on LinkedIn and follow us on Twitter @emergentbiosolu and Instagram @life_at_emergent.

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